AMENDMENT

To Transfer Agency and Service Agreement

Between

Allianz Global Investors Fund Management LLC

And

Boston Financial Data Services, Inc.

This Amendment is made as of this 22nd day of November 2013, between Allianz Global Investors Fund Management LLC (the “Administrator”), on behalf of Allianz Global Investors Managed Accounts Trust (the “Fund”) and Boston Financial Data Services, Inc. (the “Transfer Agent”). In accordance with Section 17 (Additional Portfolios) and Section 16.1 (Amendment) of the Transfer Agency and Service Agreement between the Administrator and the Transfer Agent dated February 28, 2012, (the “Agreement”) the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule A. The current Schedule A to the Agreement is replaced and superseded with the Schedule A attached hereto and dated November 22, 2013;

2.	All defined terms and definitions in the Agreement shall be the same in this amendment (except as specifically revised by this Amendment; and

3.	Except as specifically set forth in this Amendment, all other terms and conditions of the Agreements, as previously amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Brian S. Shlissel	By:	/s/ Tracy W. Shelby
Name:	BRIAN S. SHLISSEL	Name:	TRACY W. SHELBY
Title:	MANAGING DIRECTOR	Title	MANAGING DIRECTOR
U.S. MUTUAL FUND TRANSFER AGENCY SERVICES BOSTON FINANCIAL DATA SERVICES

SCHEDULE A

Dated: November 22, 2013

ALLIANZ GLOBAL INVESTORS MANAGED ACCOUNTS TRUST

Fixed Income SHares: Series C

Fixed Income SHares: Series LD1

Fixed Income SHares: Series M

Fixed Income SHares: Series R

Fixed Income SHares: Series TE

[1]	Fund scheduled to become effective on December 6, 2013